MariMed Hires Cannabis Analyst Charles Finnie as Chief Strategy Officer

●	Finnie to lead MariMed M&A, strategic investment, corporate strategy, investor relations

●	Finnie sees biggest opportunity in undervalued US cannabis companies

NORWOOD, MA– Nov. 7, 2018 - MariMed, Inc. (OTCQB: MRMD), a multi-state cannabis operator that owns and manages cannabis facilities in six states, today announced it has named Charles Finnie as its Chief Strategy Officer, effective immediately. Finnie, who most recently was Wall Street’s only research analyst focused solely on cannabis, will lead MariMed’s M&A, strategic investment, and investor relations strategies.

“Charlie has researched every major cannabis company in North America, and has been involved in launching some of the industry’s biggest players,” stated Robert Fireman, MariMed CEO. “We are thrilled that he wanted to join our team. His investment and finance knowledge complements our strengths in cannabis operations, law, real estate and compliance. His talents will help to shape MariMed’s success in coming years.”

“My decision to join MariMed resulted from over a year of researching the cannabis industry,” Mr. Finnie noted. “As an analyst, I look for undervalued companies that represent major opportunities for investors. MariMed, in my view, has more upside than any cannabis company I know. As part of MariMed’s strategy moving forward, we will be looking at mergers and acquisitions, including acquisitions of client operations developed and managed by MariMed, as well as exploring opportunities on the Canadian and other stock exchanges.”

Finnie explained, “Within the next five years, the cannabis industry will undergo a dramatic, one-time shift to a fully legal industry, and will likely be the fastest-growing category in the $100-plus billion health and wellness industry. Cannabis investors seeking outsized returns are already shifting their focus from Canada to a market ten times bigger – the United States. As Canadians like to say, “Don’t skate to where the puck is now, skate to where it’s going!”

“To date, investment banking in the U.S. cannabis industry has been handcuffed by federal regulations. Rather than navigate those shoals in investment banking, I am excited to join forces with MariMed to help create and execute a strategy to become a top-tier U.S. cannabis company.”

“My main priorities are to help MariMed communicate with the investment community, develop strategic partnerships, advise on M&A, and lead minority investments that advance the MariMed vision,” Finnie noted.

Mr. Finnie most recently was Managing Director and Senior Research Analyst at Roth Capital Partners, covering consumer health and wellness, specifically focusing on cannabis. He has over 25 years’ experience as an analyst and investor in emerging technology and energy companies. Finnie was a Co-Founder and Managing Director of EFW Partners, a Bay Area venture capital firm. Previously, Mr. Finnie was a General Partner at Crosslink Capital, Inc. where he managed both public and private investments in technology companies. Prior to that, Finnie was a General Partner and Senior Research Analyst at Volpe Welty & Company, which was acquired by Prudential Securities. He led the Internet research practice, and was involved in over 50 IPOs and other liquidity events. Early in his career he was a reporter at both the New York Times and Time magazine. He has been quoted in The Wall St. Journal, The Economist, The New York Times, Fortune, Investor’s Business Daily and numerous other publications.

Mr. Finnie has served on the Board of Directors of more than a dozen companies, primarily in the technology and clean energy sectors.

Mr. Finnie received a Master’s degree in International Affairs from Columbia University and an AB in Politics from Princeton with a minor in Near Eastern Studies.

Additional MariMed upcoming events:

●	Bob Fireman and Charlie Finnie will be presenting at the Sadis & Goldberg’s 11th Annual Alternative Investment Management Seminar, on Nov. 7, 5 pm – 9 pm, at the New York Athletic Club. The discussions will include the latest trends and opportunities in cannabis investing.
●	MariMed will be exhibiting at MJ Biz Con, in booth # 1009, Nov 14-16 at the Las Vegas Convention Center, Las Vegas.

Search MariMed and post on social media with the hash tag #MedicatedByMarimed:

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About MariMed Inc.:

MariMed is a multi-state cannabis operator that has developed state-of-the-art regulatory-compliant facilities in DE, IL, NV, MD, MA, and RI, which are models of excellence in horticultural principals, cannabis production, product development, and dispensary operations. In addition, MariMed is on the forefront of precision-dosed branded products for the treatment of specific medical symptoms. MariMed currently distributes its branded products in select states and is expanding licensing and distribution to numerous additional markets encompassing thousands of dispensaries. MariMed Inc. is one of the 17 top-performing public cannabis companies in the U.S. tracked on the U.S. Marijuana Index, (www.marijuanaindex.com). For additional information, visit www.MariMedAdvisors.com

Media Contacts:

For MariMed

Business Development

Jon Levine, CFO, MariMed

info@MariMedAdvisors.com

781-559-8713

Investor Relations

Tyler Troup, Circadian Group

tyler@circadian-group.com

+1 (866) 950 8300

Media Relations

Julie Shepherd, Accentuate PR

Julie@accentuatepr.com

847-275-3643

Forward Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc., that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement and changes in the economic environment. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.